Exhibit 99.1

Pacific Energy Partners, L.P. Announces Agreements to Purchase
Canadian Pipelines

    LONG BEACH, Calif.--(BUSINESS WIRE)--Feb. 24, 2004--Pacific Energy Partners, L.P. (NYSE:PPX) announced today that indirect, wholly-owned subsidiaries of the Partnership have entered into a definitive share purchase and sale agreement to acquire the Rangeland Pipeline System from BP Canada Energy Company. The Rangeland Pipeline System, which is located in the province of Alberta, Canada, consists of Rangeland Pipeline Company, Rangeland Marketing Company and Aurora Pipeline Company Ltd.
    The acquisition price for the Rangeland Pipeline System is $130 million (Canadian) plus approximately $26 million (Canadian) for line fill, working capital, transaction costs and transition capital expenditures. Closing of the transaction is expected within 45 to 90 days, following receipt of regulatory approvals and fulfillment of other standard closing conditions.
    Concurrently, the Partnership announced that a wholly-owned subsidiary has entered into a letter of intent to purchase the Mid Alberta Pipeline ("MAPL") assets, also in Alberta, from Imperial Oil Resources. This transaction is subject to completion of a definitive purchase and sale agreement, receipt of regulatory approvals and fulfillment of other standard closing conditions.
    "These acquisitions are a continuation of our regional development plans in the Rocky Mountains and provide a unique and strategic opportunity for Pacific Energy Partners to participate in the expected increase in production of synthetic crude from the Alberta oil sands by providing to Canadian producers and U.S. Rocky Mountain refiners an integrated pipeline delivery system from Edmonton, Alberta to U.S. PADD IV markets," said Irv Toole, President and Chief Executive Officer. "The acquisitions are expected to have significant synergies with the Partnership's U.S. pipeline systems and will enable us to provide expanded services to our Rocky Mountain customers."
    Mr. Toole commented, "The combined acquisitions are expected to be slightly accretive in the initial year of operation, the period during which additional pipeline facilities are to be constructed in Edmonton. Once the integration of these facilities is complete we expect the acquisitions to be approximately five percent accretive to net income and cash distributions to unitholders."
    The 138-mile, 12-inch and 16-inch diameter MAPL pipeline is a proprietary system, with an estimated capacity in light crude service of approximately 50,000 barrels per day ("bpd"). The line originates at the Edmonton, Alberta oil hub and extends south to a connection with the Rangeland Pipeline System at Sundre Station.
    The Rangeland Pipeline System, located in southern Alberta, is a proprietary system consisting of approximately 800 miles of gathering and trunk pipelines. It is a bi-directional system capable of gathering and moving crude oil, condensate and butane either north to Edmonton, Alberta via third-party pipeline connections or south to the U.S. border near Cutbank, Montana, where it connects to the Western Corridor system, in which the Partnership owns an undivided interest. The trunk system from Sundre Station to the U.S. border consists of 12-inch and dual 12-inch and 8-inch pipelines, and has a current capacity of approximately 85,000 bpd in light crude service.
    The Western Corridor system runs south to serve the Billings, Montana and Casper, Wyoming refineries and terminates at Guernsey, Wyoming. At Casper and Guernsey, the Western Corridor system connects with other pipelines owned by the Partnership serving refineries in Salt Lake City, Utah and to third-party pipelines that deliver to the Cheyenne, Wyoming and Denver, Colorado markets.
    Following completion of pipeline connections that the Partnership plans to make in Edmonton, the combined systems will provide a new integrated pipeline outlet for movement of growing Alberta synthetic oil production to the U.S. PADD IV Rocky Mountain refineries currently served by the Partnership. Supplies of synthetic crude production, blends derived from synthetic crude oil, and displaced conventional Canadian crude oil are increasing as a result of the ongoing expansion of oil sands processing in northern Alberta. It was reported by the Oil & Gas Journal in 2003 that Alberta's oil sands have reserves of approximately 175 billion barrels of synthetic crude oil. These supplies are important to the Rocky Mountain refineries served by the Partnership, as domestic U.S. production in the Rocky Mountain region is declining and new supplies are needed to meet increasing demand for refined products.
    RBC Capital Markets has acted as the exclusive financial advisor to the Partnership for these transactions and Royal Bank of Canada, an affiliate of RBC Capital Markets, has been engaged as the lead bank for a new $100 million (Canadian) revolving credit facility. The Partnership intends to finance the acquisitions through a combination of borrowings under its new credit facility and the issuance of additional common units, but the final structure of the acquisition financing will depend on market conditions existing prior to the completion of the acquisitions.
    Pacific Energy Partners will host a conference call to discuss these acquisitions at 2:00 pm Eastern time on Wednesday, February 25, 2004. The call in number for the live call will be 800-299-9086. The passcode is 18355418.
    The call will be replayed for one week by dialing 888-286-8010 and using 19185283 as the passcode.
    The call will also be available both live and by replay on the Pacific Energy Partners, L.P. website at www.PacificEnergyPartners.com.

    Pacific Energy Partners, L.P. is a Delaware limited partnership headquartered in Long Beach, California. Pacific Energy Partners is engaged principally in the business of gathering, transporting, storing, and distributing crude oil and other related products in California and the Rocky Mountain region. Pacific Energy Partners generates revenue primarily by charging tariff rates for transporting crude oil on its pipelines and by leasing capacity in its storage facilities. Pacific Energy Partners also buys, blends and sells crude oil, activities that are complementary to its pipeline transportation business.

    This news release may include "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact included or incorporated herein may constitute forward-looking statements. Although the Partnership believes that the forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Partnership's operations and financial performance. Among the factors that could cause results to differ materially are regulatory and other closing requirements (including the execution of a definitive purchase and sale agreement for MAPL), the successful integration and future performance of the assets acquired, availability of third party production volumes for purchase, transporting and sale by the Partnership, demand for various grades of crude oil and the effects of competition. Also among the factors that could cause results to differ materially are those risks discussed in the Partnership's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2002 and the Registration Statement on Form S-3 filed August 1, 2003.

    CONTACT: Pacific Energy Partners, L.P.
             Thomas L. Lambert, 562/728-2871; fax: 562-728-2881